EXHIBIT 10.42

FIRST AMENDMENT TO LEASE

I.PARTIES AND DATE.

This First Amendment to Lease (“Amendment”) dated December 3, 2021, by and between JAMBOREE CENTER 4 LLC, a Delaware limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”).

II.RECITALS.

Landlord and Tenant entered into an office space lease dated December 18, 2020 (the “Lease”) for space consisting of 23,003 rentable square feet known as Suite No. 900 (the “Premises”) in the building located 4 Park Plaza, Irvine, California (the “Building”). The Lease is currently scheduled to expire on April 30, 2024.

Landlord and Tenant each desire to modify the Lease to add approximately 11,372 rentable square feet of space known as Suite No. 800 on the eighth floor of the Building (“Suite 800”), extend the Lease Term, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.MODIFICATIONS.

A.Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.Effective as of the Commencement Date for Suite 800, Item 2 shall be amended by adding “and Suite No. 800” to the Premises.

2.Item 4 is hereby amended by adding the following:

“Estimated Commencement Date for Suite 800: 20 weeks following the date of the First Amendment to Lease.”

3.Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5. Lease Term: 60 months following the Commencement Date for Suite 800, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month (“Expiration Date”).”

4.Effective as of the Commencement Date for Suite 800, Item 6 shall be amended by adding the following for Suite 800:

“Basic Rent for Suite 800:

Months of Term or Period for Suite 800	Monthly Rate Per Rentable Square Foot for Suite 800	Monthly Basic Rent for Suite 800
1 to 3	$3.00	$34,116.00
4 to 12	$3.00	$26,949.00*
13 to 24	$3.09	$35,139.48
25 to 36	$3.18	$36,162.96
37 to 48	$3.28	$37,300.16
49 to Expiration Date	$3.38	$38,437.36

*The Basic Rent for Suite 800 for calendar months 4 through 12 shall be calculated based upon 8,983 rentable square feet only.

Notwithstanding the above schedule of Basic Rent of Suite 800 to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under the Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent for Suite 800 in the aggregate amount of $102,348.00 (i.e. $34,116.00 per month) (the “Abated Basic Rent for Suite 800”) for first 3 full calendar months following the Commencement Date for Suite 800 (the “Abatement Period for Suite 800”). In the event of a monetary Default at any time during the Lease Term beyond all applicable notice and cure periods, all unamortized Abated Basic Rent for Suite 800 (i.e. based upon the amortization of the Abated Basic Rent for Suite 800 in equal monthly amounts during the initial Term for Suite 800, without interest) shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent for Suite 800 in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only Basic Rent for Suite 800 shall be abated during the Abatement Period for Suite 800 and all other additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.”

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Effective as of May 1, 2024, Item 6 shall be amended by adding the following Basic Rent schedule for the original Premises (i.e., 23,003 rentable square feet):

“Basic Rent for Suite 900:

Months of Term or Period for Suite 900	Monthly Rate Per Rentable Square Foot for Suite 900	Monthly Basic Rent for Suite 900
5/1/24 to 4/30/25	$3.18	$73,149.54
5/1/25 to 4/30/26	$3.28	$75,449.84
5/1/26 to Expiration Date	$3.38	$77,750.14

5.Effective as of the Commencement Date for Suite 800, Item 7 shall be amended by adding the following for Suite 800:

“Property Tax Base for Suite 800: The Property Taxes per rentable square foot of Suite 800 incurred by Landlord and attributable to the twelve-month period ending June 30, 2022 (the “Base Year” for Suite 800).

Project Cost Base for Suite 800: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year for Suite 800.”

Effective as of May 1, 2024, Item 7 with respect to the original Premises shall be deleted and the following substituted in lieu thereof:

“Property Tax Base for Suite 900: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve-month period ending June 30, 2024 (the “Base Year” for Suite 900).

Project Cost Base for Suite 900: The Project Costs per rentable square foot of Suite 900 incurred by Landlord and attributable to the Base Year for Suite 900.”

Expense Recovery Period: Every twelve month period during the Lease Term (or portion thereof during the first and last
Lease years) ending June 30.

6.Effective as of the Commencement Date for Suite 800, Item 8 shall be amended by adding “and Suite 800 comprising approximately 11,372 rentable square feet.”

7.Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9. Security Deposit: $126,541.09”

8.Effective as of the Commencement Date for Suite 800, Item 11 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“11. Parking: 121 parking passes in accordance with the provisions set forth in
Exhibit F to this Lease.”

B.Commencement Date. As used herein, the “Commencement Date for Suite 800” shall occur on the earlier of (a) the date Suite 800 is deemed ready for occupancy as set forth below, or (b) the date Tenant commences its business activities within Suite 800 (excluding any early access provided to Tenant pursuant to the Work Letter attached to this Amendment). Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 800 Commencement Memorandum”) the actual Commencement Date for Suite 800 and the Expiration Date of the Lease; should Tenant fail to execute and return the Suite 800 Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for Suite 800 and Expiration Date of the Lease as set forth in the Suite 800 Commencement Memorandum shall be conclusive. Suite 800 shall be deemed “ready for occupancy” if and when Landlord, to the extent applicable, (i) has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter (if any) attached to this Amendment but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work, (ii) has provided reasonable access to Suite 800 for Tenant so that Suite 800 may be used without unreasonable interference, (iii) has put into operation all building services required to be provided by Landlord under the Lease and essential for the use of Suite 800 by Tenant, (iv) has delivered Suite 800 to Tenant vacant, free of all tenants and occupants, and in broom clean condition. The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects, except for those matters which Tenant shall have brought to Landlord’s attention on a written punch list. The punch list shall be limited to any items required to be accomplished by Landlord under the Work Letter attached hereto as Exhibit X, and

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shall be delivered to Landlord within 30 days after the Commencement Date for Suite 800. Nothing contained in this Section shall affect the Commencement Date for Suite 800 or the obligation of Tenant to pay rent for Suite 800. Landlord shall diligently complete all punch list items of which it is notified as provided above.

C.Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 800 to Tenant on or before the Estimated Commencement Date for Suite 800 set forth in Section III.A.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for Suite 800 until the Commencement Date for Suite 800 occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B(i) above is attributable to any Tenant Delay described in the Work Letter, if any, attached to this Amendment, then Suite 800 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver Suite 800 to Tenant but for any Tenant Delay.

D.Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $42,281.10 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

E.Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing in connection with Suite 800 during the 12-month period commencing as of the Commencement Date for Suite 800 nor in connection with Suite 900 during the 12-month period commencing as of May 1, 2024.

F.Right to Extend. Section 2 of Exhibit G to the Lease entitled “Right to Extend” shall remain in full force and effect during the Term, as extended herein, except that the references to “36 months” and the “36-month extension” shall be amended to refer instead to “60 months” and “the 60- month extension”.

G.Right of First Offer. Provided Tenant is not then in Default under the Lease, and provided further that Tenant is occupying the entire Premises (i.e., both Suite 800 and Suite 900) and has not assigned or sublet any of its interest in the Lease (except in connection with a Permitted Transfer of this Lease to an Affiliate as described in Section 9.2 of the Lease), Landlord hereby grants Tenant a one-time right (“First Right”) to lease, during the Term, as extended herein, any office space contiguous to the Premises on the eighth floor of the Building (“First Right Space”) in accordance with and subject to the provisions of this Section; provided that this First Right shall cease to be effective during the final 12 months of the Term unless and until Tenant exercises its extension option set forth in Section 2 of Exhibit G to the Lease. It is understood, however, that Tenant’s First Right is expressly conditioned upon
(a) the prior delivery by Tenant of written notice to Landlord in good faith of Tenant’s need for additional space (the “Space Requirement Notice”), which Space Requirement Notice shall be valid for a period of 6 months only (after which time period, Tenant must deliver an additional Space Requirement Notice to Landlord), and (b) Landlord, at the time Landlord receives such Space Requirement Notice, not then being in agreement with a third party to lease such First Right Space. If, at any time following delivery of a Space Requirement Notice and while this First Right is in effect, Landlord desires to lease the First Right Space, or any portion thereof, to any third party, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s notice shall so provide and all such space shall collectively be subject to the following provisions. Within 10 business days after receipt of Landlord’s notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord’s notice within said period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in the Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to the Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space, to lease such space to a third party, and/or to pursue any other available legal remedy. Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and Landlord shall in no event

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be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then- current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in this Amendment and may not be assigned or transferred (except in connection with a Permitted Transfer of this Lease to an Affiliate as described in Section 9.2 of the Lease). Any other attempted assignment or transfer shall be void and of no force or effect. Time is specifically made of the essence of this Section.

H.Signage. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of Suite 800, and shall add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage shall be made at Tenant’s expense in accordance with Section 5.2 of the Lease.

I.Floor Plan of Premises. Effective as of the Commencement Date for Suite 800, Exhibit A-1 attached to this Amendment shall be added to Exhibit A of the Lease.

J.Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for Suite 800, Tenant may purchase up to 38 additional Parking Passes for unreserved parking spaces in connection with its leasing of Suite 800 (as reflected in Section III.A.8 of this Amendment). Landlord agrees that Tenant may convert up to 3 of the additional Parking Passes to additional Converted Stalls by providing written notice of such election to Landlord prior to the Commencement Date for Suite 800. Tenant acknowledges that if such written notice of election is not delivered to Landlord prior to the Commencement Date for Suite 800, then the conversion of the Parking Passes to reserved stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord and the reserved stalls shall be at Landlord’s scheduled rates. Notwithstanding any contrary provision in Exhibit F to the Lease, the monthly parking charges shall continue to be $50.00 per Parking Pass and/or Additional Parking Pass month and, if applicable, $135.00 per Converted Stall per month through the Expiration Date. Thereafter, the parking charges shall be at Landlord’s scheduled parking rates from time to time.

K.Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Premises, including Suite 900, in accordance with the provisions of Exhibit X, Work Letter, attached hereto. Notwithstanding anything contained in the Lease to the contrary, Tenant shall have 12 months from the completion of the Tenant Improvements in which to discover and notify Landlord of any latent defects in such work. Landlord shall be responsible for the correction of any latent defects with respect to which it received timely notice from Tenant.

IV.GENERAL.

A.Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.California Certified Access Specialist Inspection. Pursuant to California Civil Code
§ 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

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G.Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.Intentionally omitted.

I.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Savills (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

JAMBOREE CENTER 4 LLC,
a Delaware limited liability company

By: /s/ Steven M. Case
Steven M. Case
Executive Vice President, Leasing & Marketing Office Properties

By: /s/ Christopher J. Popma
Christopher J. Popma
Regional Vice President, Operations Office Properties

TENANT:

REDWOOD TRUST, INC.,
a Maryland corporation

By: /s/ Ryan McBride

Ryan McBride Managing Director

By: /s/ Matthew Pope

Matthew Pope Managing Director

By: /s/ Dashiell I. Robinson

Dashiell I. Robinson President